Exhibit 3.5
AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS
OF
CERES, INC.
     Pursuant to Article IX of the Amended and Restated Bylaws of Ceres, Inc. (the “Company”) and paragraph 1 of Article VII of the Restated Certificate of Incorporation of the Company, the Board of Directors hereby amends the Amended and Restated Bylaws of the Company as set forth below:
     1. The first sentence of Section 2, Article III of the Amended and Restated Bylaws is hereby amended and restated to read in its entirety as follows:
     “Section 2. Number; Election; Tenure and Qualification. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors or by the Stockholders at an annual meeting of the Stockholders, provided that the number of directors shall be not less than two (2) nor more than twelve (12) and provided further that the number of directors shall be fixed at a number not less than the number of directors necessary to accommodate each person nominated to the Board by a Nominating Stockholder that has exercised its right to nominate a director.”

CERTIFICATE OF SECRETARY
     The undersigned certifies:
     (1) That the undersigned is the duly elected and acting Secretary of Ceres, Inc., a Delaware corporation (the “Company”); and
     (2) That the foregoing Amendment to the Amended and Restated Bylaws of the Company, when taken together with the Amended and Restated Bylaws of the Company, constitute the Bylaws of the Company as duly adopted by the Board of Directors of the Company on July 25, 2011.
     IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 25th day of July, 2011.

/s/ Wilfriede van Assche
Wilfriede van Assche, Secretary